SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NOVATION COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	74-2830661 (I.R.S. Employer Identification No.)
2114 Central Street, Suite 600 Kansas City, Missouri (Address of Principal Executive Offices)	64108 (Zip Code)
______________________

2015 Incentive Stock Plan
(Full Title of the Plan)

With a copy to:
W. Lance Anderson Chairman of the Board and Chief Executive Officer 2114 Central Street, Suite 600, Kansas City, Missouri 64108	Gregory G. Johnson Bryan Cave LLP 3800 One Kansas City Place 1200 Main Street Kansas City, Missouri 64105
(Name and address of agent for service)

(816) 231-7000
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (do not check if smaller reporting company)	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered (1) (2)	Proposed Maximum Offering Price Per Unit (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	5,397,974 shares	$0.30	$1,619,392.20	$188.17

(1)
In addition to the securities set forth in the table, the amount being registered also includes an indeterminate number of shares of common stock (the “Common Stock”), par value $0.01 per share, of Novation Companies, Inc. (“Novation”) which may be issuable under the 2015 Incentive Stock Plan (the “2015 Plan”) as a result of stock splits, stock dividends and antidilution provisions and other terms, in accordance with Rule 416 under the Securities Act.

(2)
This amount represents the 1,897,974 shares remaining available under Novation’s Amended and Restated 2004 Incentive Stock Plan (the “2004 Plan Shares”) and an additional 3,500,000 shares of Common Stock issuable under the 2015 Plan. Novation previously filed Registration Statements on Form S-8 (File Nos. 333-116998, 333-196909) with respect to the 2004 Plan Shares. Novation will no longer make grants of new awards under the 2004 Plan.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h)(1) under the Securities Act of 1933, as amended, and based on the average high and low price of Novation’s Common Stock as quoted by OTC Markets’ Group inter-dealer quotation service on August 5, 2015.

EXPLANATORY NOTE

This Registration Statement is being filed for the purpose of registering 3,500,000 shares of the Common Stock of Novation Companies, Inc. (the “Company”) issuable under the Company’s 2015 Incentive Stock Plan (the “2015 Plan”). In addition, this Registration Statement is being filed for the purpose of registering 1,897,974 shares of the Common Stock, which shares have been carried over from the Company’s Amended and Restated 2004 Incentive Stock Plan (the “2004 Plan”), or that may be added to the shares available for issuance under the 2015 Plan to the extent awards outstanding under the 2004 Plan are forfeited or settled or terminate without a distribution, and that were previously registered under Registration Statements filed with the Securities and Exchange Commission (the “Commission”) on Form S-8 (File Nos. 333-116998, 333-196909), and which shares may be issued under the 2015 Plan. The Company will no longer make grants of new awards under the 2004 Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents filed by the Company with the Commission are incorporated by reference into this registration statement (excluding any documents, or portions of or exhibits to a document, that are “furnished” to (rather than “filed” with) the Commission):

(a)
Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on March 2, 2015, together with Amendment No. 1 to the Annual Report on Form 10-K/A, filed on April 30, 2015, and Amendment No. 2 to the Annual Report on Form 10-K/A, filed on May 27, 2015;

(b)
All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company’s Annual Report, referred to in (a) above (excluding any documents, or portions of or exhibits to a document, that are “furnished” to (rather than “filed” with) the Commission), including, but not limited to, the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, and the Current Reports on Form 8-K filed on January 23, 2015, March 5, 2015, April 6, 2015, April 27, 2015, June 1, 2015 and July 21, 2015;

(c)
The description of the Company’s common stock contained in the Company’s Registration Statements on Form 8-A (including descriptions incorporated from the registration statement on Form S-11 No. 32327), and any amendment or report filed for the purpose of updating such description; and

(d)
The description of the Company’s preferred share purchase rights contained in the Company’s registration statements on Form 8-A, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any documents, or portions of or exhibits to a document, that are “furnished” to (rather than “filed” with) the Commission) prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into the prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities

The Registrant’s common stock, no par value, is registered pursuant to Section 12 of the Exchange Act and, therefore, the description of securities is omitted.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of the Registrant contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The charter of the Registrant requires it, to the full extent required or permitted by Maryland law, to indemnify (a) its present and former directors and officers, whether serving the Registrant or at its request any other entity, including the advance of expenses under the procedures and to the full extent permitted by law and (b) other employees and agents to such extent as shall be authorized by the Board of Directors or the Registrant’s bylaws and be permitted by law. The bylaws of the Registrant establish certain procedures for indemnification and advancement of expenses pursuant to Maryland law and the Registrant’s charter.

The MGCL requires a corporation (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity or in the defense of any claim, issue or matter in the proceeding, against reasonable expenses incurred by him or her in connection with the proceeding, claim, issue, or matter in which he or she has been successful. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (x) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (y) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The Registrant has entered into indemnification agreements with certain of its directors and officers. Under the indemnification agreements, the Registrant will indemnify each indemnitee to the maximum extent permitted by Maryland law for liabilities and expenses arising out of the indemnitee’s service to the Registrant or other entity for which such indemnitee is or was serving at the request of the Registrant. The indemnification agreements also provide (a) for the advancement of expenses by the Registrant, subject to certain conditions, (b) a procedure for determining an indemnitee’s entitlement to indemnification and (c) for certain remedies for the indemnitee. In addition, the indemnification agreements require the Registrant to use its reasonable best efforts to obtain directors and officers liability insurance on terms and conditions deemed appropriate by the Registrant’s Board of Directors.

The Registrant maintains insurance for its directors and officers against certain liabilities, including liabilities under the Securities Act, under insurance policies, the premiums of which are paid by the Registrant. The effect of these insurance policies is to indemnify any directors or officers of the Registrant against expenses, judgments, attorneys’ fees and other amounts paid in settlements incurred by a director or officer upon a determination that such person acted in accordance with the requirements of such insurance policy.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit No.	Exhibit Name

4.1
Articles of Amendment and Restatement of Novation Companies, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015 (File No. 001-13533))

4.2	Amended and Restated Bylaws of Novation Companies, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed on April 6, 2015 (File No. 001-13533))

4.3	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005 (File No. 001-13533))

4.4
Registration Rights Agreement, dated March 15, 2011, between the Company and W. Lance Anderson (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed on March 21, 2011 (File No. 001-13533))

4.5
Registration Rights Agreement, dated June 23, 2011, among NovaStar Financial, Inc., Jefferies Capital Partners IV L.P., Jefferies Employee Partners IV LLC, JCP Partners IV LLC and Massachusetts Mutual Life Insurance Company (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed on June 29, 2011 (File No. 13533))

4.6
Rights Agreement, dated as of September 15, 2011, by and between NovaStar Financial, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed on September 21, 2011 (File No. 001-13533))

4.7
First Amendment to Rights Agreement, dated June 20, 2014, by and between the Company and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.2 to Form 8-A/A filed by the Registrant on June 20, 2014 (File No. 000-22897))

4.8
Series 1 Senior Notes Indenture, dated as of March 22, 2011, by and among NovaStar Financial, Inc. and The Bank of New York Mellon Trust Company, National Association (incorporated by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K, filed on March 22, 2011 (File No. 001-13533))

4.9
Series 21 Senior Notes Indenture, dated as of March 22, 2011, by and among NovaStar Financial, Inc. and The Bank of New York Mellon Trust Company, National Association (incorporated by reference to Exhibit 10.4 of the Registrant’s Current Report on Form 8-K, filed on March 22, 2011 (File No. 001-13533))

4.10
Series 3 Senior Notes Indenture, dated as of March 22, 2011, by and among NovaStar Financial, Inc. and The Bank of New York Mellon Trust Company, National Association (incorporated by reference to Exhibit 10.5 of the Registrant’s Current Report on Form 8-K, filed on March 22, 2011 (File No. 001-13533))

5.1	Opinion of Bryan Cave LLP regarding the legality of the shares of Common Stock offered by this Registration Statement*

23.1	Consent of Grant Thornton LLP*

23.2	Consent of Bryan Cave LLP (included in the opinion filed as Exhibit 5.1)

24.1	Power of Attorney of the directors and certain officers of the Registrant (contained on the signature pages)
______________________________________
*filed herewith

Item 9. Undertakings

1.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(b)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the

Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on August 6, 2015.

NOVATION COMPANIES, INC. (Registrant)

By:	/s/ Rodney E. Schwatken
Rodney E. Schwatken
Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints W. Lance Anderson and Rodney E. Schwatken, or either one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments or any abbreviated Registration Statement, and any amendments thereto, filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended) to the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of this Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ W. Lance Anderson	Chairman of the Board of Directors and Chief Executive Officer	August 6, 2015
W. Lance Anderson

/s/ Rodney E. Schwatken	Senior Vice President, Chief Financial Officer and Treasurer	August 6, 2015
Rodney E. Schwatken

/s/ Brett A. Monger	Vice President and Chief Accounting	August 6, 2015
Brett A. Monger	Officer

/s/ Howard M. Amster	Director	August 6, 2015
Howard M. Amster

/s/ Gregory T. Barmore	Director	August 6, 2015
Gregory T. Barmore

/s/ Art N. Burtscher	Director	August 6, 2015
Art N. Burtscher

/s/ Jeffrey E. Eberwein	Director	August 6, 2015
Jeffrey E. Eberwein

/s/ Barry A. Igdaloff	Director	August 6, 2015
Barry A. Igdaloff

/s/ Robert G. Pearse	Director	August 6, 2015
Robert G. Pearse